Exhibit 99.1

KBR

601 Jefferson St. • Houston, Texas 77002
Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE                                                              Contact:     Rob Kukla, Jr.

April 29, 2010                                                                                                               Director, Investor Relations
                                                                                                                                       713-753-5082

                                                                                                                                       Heather Browne

                                                                                                                                       Director, Communications
                                                                                                                                       713-753-3775

KBR ANNOUNCES FIRST QUARTER 2010 RESULTS

$0.29 per diluted share for first quarter 2010 net income attributable to KBR, Inc.

▪	Solid backlog at March 31, 2010 of $13.3 billion, up 5% over the prior year first quarter

▪	Continued strong balance sheet with $908 million cash and equivalents

▪	Revenue down $569 million compared to prior year first quarter, which includes North America Government & Defense revenue down $553 million, primarily related to LogCAP III

▪

First quarter of 2010 had an $0.08 per diluted share impact compared to the first quarter of 2009 from no LogCAP III award fee recognition; The estimated impact from not accruing LogCAP III award fees in the First Quarter of 2010 was approximately $0.05 per diluted share

HOUSTON, Texas – KBR (NYSE:KBR) announced today that first quarter 2010 net income attributable to KBR was $46 million, or $0.29 per diluted share, compared to net income attributable to KBR of $77 million, or $0.48 per diluted share, in the first quarter of 2009.

Consolidated revenue in the first quarter of 2010 was $2.6 billion compared to $3.2 billion in the first quarter of 2009. Consolidated operating income was $99 million in the first quarter of 2010 compared to $144 million in the first quarter of 2009.

Hydrocarbons business group revenue and job income in the first quarter of 2010 was $922 million and $103 million, up 4% and 5%, respectively, compared to the prior year first quarter. The Infrastructure, Government, and Power (IGP) business group revenue and job income was $1.3 billion and $86 million in the first quarter of 2010, down $549 million and $35 million, respectively, compared to the prior year first quarter, primarily related to reduced activity and absence of award fee recognition related to LogCAP III. Services job income in the first quarter of 2010 was $37 million, up $1 million compared to the first quarter of 2009, despite a $60 million decline in revenue over the same time period.

“Although KBR’s earnings per share this quarter was disappointing and adversely impacted by timing to successfully conclude change orders on the close-out of two LNG projects, the absence of award fees, and the continued reduction in services on the LogCAP III project; the

Hydrocarbons group, International Government and Defense, Power and Industrial, Services, and Ventures all reported increased job income compared to the first quarter of last year,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “Our expectations are that our performance in the remaining quarters in 2010 will improve and we remain comfortable with our previous outlook for 2010.”

Hydrocarbons Business Group Results

Gas Monetization job income was $53 million in the first quarter of 2010 compared to job income of $65 million in the first quarter of 2009. The decrease in job income was related to a first quarter 2009 gain of $16 million on the reversal of accruals on completed EPC projects, lower job income on the Skikda LNG, Escravos GTL, and Pearl GTL projects, and timing of change orders associated with the close-out of the Yemen and Tangguh LNG projects. Partially offsetting the decline in job income was increased work on the Gorgon LNG project.

Oil and Gas job income was $16 million in the first quarter of 2010 compared to job income of $18 million in the first quarter of 2009. The first quarter of 2009 included a net $7 million charge due to an unfavorable arbitration decision on the In Amenas project and several small one-time gains. The decrease in job income relates to several technical services projects that were either complete or near completion at the end of the first quarter 2010.

Downstream job income was $22 million in the first quarter of 2010 compared to job income of $6 million in the first quarter of 2009. The increase in job income was primarily related to increased work on the Lobito refinery in Angola and several petrochemical projects. Also, job income in the first quarter of 2009 was impacted by additional costs related to the commissioning and start-up of the EBIC ammonia project.

Technology job income was $12 million in the first quarter of 2010 compared to job income of $9 million in the first quarter of 2009.

Infrastructure, Government, and Power Business Group Results

North America Government and Defense (NAGD) job income was $36 million in the first quarter of 2010 compared to job income of $74 million in the first quarter of 2009. The decrease in job income was primarily related to approximately $21 million in award fees in the first quarter of 2009 and no award fees in the first quarter of 2010, as well as lower overall volume on defense projects in Iraq and Afghanistan, primarily associated with the LogCAP III project.

International Government and Defense (IGD) job income was $18 million in the first quarter of 2010 compared to job income of $14 million in the first quarter of 2009. The increase in job income was primarily related to increased contingency logistics, operations, and maintenance services for the U.K. Ministry of Defence.

Infrastructure and Minerals (I&M) job income was $18 million in the first quarter of 2010 compared to job income of $24 million in the first quarter of 2009. The decrease in job income was related to completion or near completion of several water projects.

Power and Industrial (P&I) job income was $14 million in the first quarter of 2010 compared to job income of $9 million in the first quarter of 2009. The increase in job income was primarily related to increased activity at an activated carbon project in Louisiana.

Services Results

Services job income was $37 million in the first quarter of 2010 compared to job income of $36 million in the first quarter of 2009. The increase in job income was driven by increased activity on the Scotford Upgrader project in Canada, partially offset by reduced work volume at some industrial services sites.

Ventures Results

Ventures job income was $9 million in the first quarter of 2010 compared to job income of $8 million in the first quarter of 2009. The increase in job income was related to improved financial performance at the EBIC ammonia project. In the first quarter of 2009, job income benefited from $8 million in income on two road projects related to favorable U.K. tax rulings that did not repeat in the first quarter of 2010.

Corporate

Corporate general and administrative expense in the first quarter of 2010 was $49 million, flat compared to the prior year first quarter.

Total cash flows used in operating activities for the first three months of 2010 were $5 million, which includes an approximately $95 million increase in working capital for Iraq-related activities primarily related to the timing of payments from the customer.

Significant Achievements and Awards

▪

KBR announced that it was awarded a contract by Woodside to execute a basis of design study for the company’s Browse Liquefied Natural Gas (LNG) Development. The study will focus on Woodside’s onshore LNG facilities within the Western Australian Government’s proposed Browse LNG Precinct in the north of Western Australia. KBR will execute the study for a 12 million tons per annum (MTPA) liquefaction facility, as well as the associated infrastructure and marine facilities.

▪

KBR announced that it was awarded a contract with BP-Husky to provide engineering, procurement and other project related services for BP-Husky Refining LLC’s $400 Million Reformer 3 equipment upgrade of its Toledo Refinery located in Oregon, Ohio. KBR will provide design and support services needed for the project, replacing two existing naphtha reformers and a hydrogen plant with a single, state-of-the art reformer.

▪

KBR announced that it signed a Collaboration Agreement with BP to promote, market, and execute licensing and engineering services for the slurry bed residue and coal upgrading Veba Combi Cracker (VCC) Technology. VCC Technology is a hydrogen addition technology suitable for processing residuum into high-quality distillates or synthetic crude oil in the refining, upstream field upgrading and coal-to-liquids (CTL).

▪

KBR announced it was awarded a task order by the U.S. Army Contracting Command under its current Logistics Civil Augmentation Program (LOGCAP) IV contract. KBR will execute the LOGCAP IV Corps Logistics Support Services (CLSS), Theater Transportation mission (TTM), and Postal Services Task Order in Iraq.  The Period of Performance is one base year plus four option years. The award represents KBR's first major Task Order under the LOGCAP IV contract.

▪

KBR announced that Vinnell, Brown & Root, LLC (VBR), a 50/50 joint venture between KBR and Northrop Grumman was awarded a contract by the United States Air Force in Europe to provide base operations support services for locations in Turkey and Spain. The Turkey-Spain Base Operations Contract is a Fixed Price Incentive firm target with performance incentive contract with a potential value of $335 million (award is Euro 225.8 million) over four and a half years. VBR will provide program management, civil engineering, base services, logistics support, air terminal and ground handling, postal services and communications, occupational health/industrial hygiene, and ambulance services.

▪

KBR announced that its Building Group was awarded a contract by the Medical College of Georgia (MCG) to provide construction management services for a new $112 million School of Dentistry on MCG’s campus in Augusta, Georgia. MCG ’s new five-story, 268,788-square-foot building is nearly double the size of the dental school’s existing 40-year-old facility and will make the MCG School of Dentistry, the state’s only dental school, among the largest in the nation.

▪

KBR announced that its Building Group was awarded a $94 million contract by Piedmont Healthcare to provide preconstruction and construction services for a replacement facility for Piedmont Newnan Hospital in Newnan, Georgia. When complete, the new hospital is expected to be the tallest building in the southwest metropolitan Atlanta area.

▪

KBR announced that its Building Group was awarded a $52 million contract by the State of North Carolina Department of Health & Human Services for construction of a new combined facility for the State Public Health Laboratory and Office of the Chief Medical Examiner in Raleigh, N.C. The anticipated 220,000-square-foot facility will consist of a single building with separate wings for the Public Health Laboratory and the Office of the Chief Medical Examiner.

▪

KBR announced that its Building Group was awarded a $47 million contract by the U.S. General Services Administration to provide construction management services for a new United States Federal Building and Courthouse in Tuscaloosa, Alabama. The building, designed to achieve LEED® Silver certification, replaces an outdated existing facility.

▪

KBR announced that it was awarded a contract to provide instrument and electrical support services to Shell’s Chemical plant in Deer Park, Texas and its refining joint venture facilities with PMI Norteamérica. KBR will provide instrument and electrical support services to include capital projects, turnarounds and continuing maintenance needs. The services will be provided by KBR subsidiary, Instrument Technology International (ITI), which specializes in providing instrument and electrical services from construction through checkout, commissioning, start-up, operational phases and post-operational maintenance, offering customers a single-point of contact.

▪

KBR announced that its Building Group was awarded a $25 million contract for the construction of the Lancaster County Courthouse in Lancaster, South Carolina.  Construction on the project has begun and completion is expected in April 2011. Lancaster County's new 100,000-square-foot courthouse will house four courtrooms, jury deliberation rooms, lobby space, storage for court records, office and support areas, and secure facilities.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, and industrial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 25, 2010, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)

(Unaudited)

KBR, Inc.: Condensed Consolidated Balance Sheets

(Millions)

(Unaudited)

| | March 31, 2010 | December 31, 2009 |
|---|---|---|
| **Assets** | | |
| **Current assets:** | | |
| Cash and equivalents | $ 908 | $ 941 |
| Receivables: | | |
| Accounts receivable, net | 1,693 | 1,243 |
| Unbilled receivables on uncompleted contracts | 486 | 657 |
| Total receivables | 2,179 | 1,900 |
| Deferred income taxes | 196 | 192 |
| Other current assets | 508 | 608 |
| **Total current assets** | 3,791 | 3,641 |
| Property, plant and equipment, net of accumulated depreciation of $300 and $264 | 321 | 251 |
| Goodwill | 691 | 691 |
| Intangible assets, net | 75 | 58 |
| Equity in and advances to related companies | 167 | 164 |
| Noncurrent deferred income taxes | 127 | 120 |
| Noncurrent unbilled receivables on uncompleted contracts | 321 | 321 |
| Other assets | 96 | 81 |
| **Total assets** | $ 5,589 | $ 5,327 |
| **Liabilities and Shareholders' Equity** | | |
| **Current liabilities:** | | |
| Accounts payable | $ 1,009 | $ 1,045 |
| Due to former parent, net | 53 | 53 |
| Advanced billing on uncompleted contracts | 554 | 407 |
| Reserve from estimated losses on uncompleted contracts | 36 | 40 |
| Employee compensation and benefits | 264 | 191 |
| Current non-recourse project-finance debt of a variable interest entity | 8 | - |
| Other current liabilities | 505 | 552 |
| Current liabilities related to discontinued operations, net | 2 | 3 |
| **Total current liabilities** | 2,431 | 2,291 |
| Noncurrent employee compensation and benefits | 427 | 469 |
| Noncurrent non-recourse project-finance debt of a variable interest entity | 97 | - |
| Other noncurrent liabilities | 92 | 106 |
| Noncurrent income taxes payable | 63 | 43 |
| Noncurrent deferred tax liability | 125 | 122 |
| **Total liabilities** | 3,235 | 3,031 |
| **KBR shareholder's equity** | | |
| Preferred stock | - | - |
| Common stock | - | - |
| Paid-in-capital in excess of par value | 2,107 | 2,103 |
| Accumulated other comprehensive loss | (436) | (444) |
| Retained earnings | 900 | 854 |
| Treasury stock | (224) | (225) |
| **Total KBR shareholders' equity** | 2,347 | 2,288 |
| Noncontrolling interests | 7 | 8 |
| **Total shareholders' equity** | 2,354 | 2,296 |
| **Total liabilities and shareholders' equity** | $ 5,589 | $ 5,327 |

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions)

(Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)

(Unaudited)

| | Three Months Ended | | |
|---|---|---|---|
| **Revenue:** | March 31, 2010 | March 31, 2009 | December 31, 2009 |
| Hydrocarbons: | | | |
| Gas Monetization | $ 675 | $ 656 | $ 779 |
| Oil and Gas | 84 | 95 | 279 |
| Downstream | 133 | 113 | 120 |
| Technology | 30 | 20 | 27 |
| Total Hydrocarbons | 922 | 884 | 1,205 |
| Infrastructure, Government and Power | | | |
| North America Government and Defense | 1,010 | 1,563 | 1,039 |
| International Government and Defense | 94 | 70 | 80 |
| Infrastructure and Minerals | 73 | 86 | 79 |
| Power and Industrial | 97 | 104 | 130 |
| Total Infrastructure, Government and Power | 1,274 | 1,823 | 1,328 |
| Services | 415 | 475 | 426 |
| Ventures | 15 | 8 | 5 |
| Other | 5 | 10 | - |
| **Total revenue** | $ 2,631 | $ 3,200 | $ 2,964 |
| | | | |
| **Business unit income (loss):** | | | |
| Hydrocarbons: | | | |
| Gas Monetization | $ 53 | $ 65 | $ 23 |
| Oil and Gas | 16 | 18 | 210 |
| Downstream | 22 | 6 | 17 |
| Technology | 12 | 9 | 15 |
| Total job income | 103 | 98 | 265 |
| Division overhead | (27) | (21) | (26) |
| Total Hydrocarbons business unit income | 76 | 77 | 239 |
| | | | |
| Infrastructure, Government and Power: | | | |
| North America Government and Defense | 36 | 74 | (112) |
| International Government and Defense | 18 | 14 | 19 |
| Infrastructure and Minerals | 18 | 24 | 19 |
| Power and Industrial | 14 | 9 | 26 |
| Total job income | 86 | 121 | (48) |
| Division overhead | (40) | (36) | (39) |
| Total IGP business unit income | 46 | 85 | (87) |
| | | | |
| Services: | | | |
| Job income | 37 | 36 | 51 |
| Division overhead | (16) | (17) | (19) |
| Total Services business unit income | 21 | 19 | 32 |
| Ventures: | | | |
| Job income | 9 | 8 | 4 |
| Gain on sale of assets | - | 2 | - |
| Division overhead | (1) | - | - |
| Total Ventures business unit income | 8 | 10 | 4 |
| Other: | | | |
| Job income | 2 | 3 | 2 |
| Division overhead | (1) | (2) | (1) |
| Total Other business unit income | 1 | 1 | 1 |
| **Total business unit income** | $ 152 | $ 192 | $ 189 |

KBR, Inc.: Backlog Information (a)

(Millions)

(Unaudited)

(a) Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. Our backlog for projects related to unconsolidated joint ventures totaled $1.9 billion and $2.1 billion at March 31, 2010 and December 31, 2009, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $4.5 billion and $4.6 billion at March 31, 2010 and December 31, 2009, respectively.

As of March 31, 2010, 19% of our backlog was attributable to fixed-price contracts and 81% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

(b)

All backlog is attributable to firm orders as of March 31, 2010 and December 31, 2009. Backlog attributable to unfunded government orders was $0.1 billion as of March 31, 2010 and $0.3 billion as of December 31, 2009.

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